Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in these Registration Statements of Chanticleer Holdings, Inc. on Form S-3 (File Nos. 333-193144 and 333-195055) and on Form S-8 (File No. 333-193742) of our report dated April 14, 2015 with respect to our audit of the consolidated financial statements of Chanticleer Holdings, Inc. and Subsidiaries as of December 31, 2014 and for the year then ended appearing in this Annual Report on Form 10-K of Chanticleer Holdings, Inc. and Subsidiaries for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp
New York, NY
March 30, 2016